Filed Pursuant to Rule 433

Registration No. 333-162415

Issuer Free Writing Prospectus dated November 30, 2009

Relating to Preliminary Prospectus dated November 27, 2009

November 2009 Follow – On Stock Offering Craig G. Blunden – Chairman, President and Chief Executive Officer Donavon P. Ternes – Chief Operating Officer and Chief Financial Officer NASDAQ: PROV

Safe Harbor Statement
The Corporation has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, the underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll free 1-866-805-4128.  The documents can also be obtained for free from the website at www.sandleroneill.com/prospectus/prov-prospectus.pdf.
The Private Securities Litigation Report Act of 1995 provides a "safe harbor" for certain forward-looking statements.  This presentation contains forward-looking statements with respect to the Corporation’s financial condition, results of operations, plans, objectives, future performance or business.  These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause future results to differ materially from historical results or those anticipated.  The words "believe," "expect," "anticipate," "intend," "estimate," "goals," "would," "could," "should" and other expressions which indicate future events and trends identify forward-looking statements.  We caution readers not to place undue reliance on these forward-looking statements, which is based only on information known to the Corporation, speak only as of their dates, and if no date is provided, then such statements speak only as of today.  There are a number of important factors that could cause future results to differ materially from historical results or those anticipated, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; the accuracy of the results of our stress test; results of examinations of us by the Office of Thrift Supervision or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock; adverse changes in the securities markets;
inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described in the Corporation’s reports filed with the Securities and Exchange Commission, including its Annual
Report on Form 10-K for the fiscal year ended June 30, 2009 and its quarterly report on Form 10-Q ended September 30, 2009.
The Corporation does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Transaction Overview
Issuer: Provident Financial Holdings, Inc.
Ticker / Exchange: PROV / NASDAQ (GSM)
Type of Security: Common Stock
Transaction Size: $40.0 million
Over-Allotment Option: 15%
Use of Proceeds: Support capital needs of the Bank and its mortgage banking operation, opportunistic growth and general
corporate purposes
Book-Running Manager: Sandler O'Neill + Partners, L.P.
Co-Managers: FBR Capital Markets & Co.
FIG Partners, LLC

Offering Objectives and Business Strategy
Strengthen current capital position in this challenging economic environment
Enhance capital base to capture growth opportunities
Capture business opportunities stemming from competitor and market dislocations
Expand mortgage banking origination capacity and market share
Diversify loan portfolio to include a higher percentage of multi-family loans
Support opportunity to grow core deposits and fund loan growth internally
Bolster the ability to continue to aggressively resolve problem credits and REO
Increase ability to recruit and retain key business producers in our local markets and attract an expanded customer base

Capital Position & Composition
¹ Assumes gross proceeds of $40.0 million with underwriters' discount of 5.75% (at 6% for $37.5 million to public investors and 2% for $2.5 million to insiders and ESOP) and expenses of $302,000
² Assumes proceeds risk-weighted at 20%
As of September 30, 2009
Stand-Alone Pro Forma¹
Tangible Common Equity / Tangible Assets 7.36% 9.64%
Tangible Equity / Tangible Assets 7.36% 9.64%
Well-
Capitalized
Core Capital Ratio 5.00% 7.03% 9.32%
Tier 1 Risk-Based Ratio² 6.00% 11.89% 16.15%
Total Risk-Based Ratio² 10.00% 13.16% 17.41%

Management Team
Named executive officer and director ownership as a group is 15.4%
Years
Fin. Services Past
Name Position Age Experience Experience
Craig G. Blunden
Chairman, President and
Chief Executive Officer
61 37
Donavon P. Ternes
Executive Vice President,
COO, CFO and Corporate
Secretary
49 27
Richard L. Gale
President - Provident
Bank Mortgage
58 32
Kathryn R. Gonzales
Senior Vice President -
Retail Banking
51 29
Lilian Salter
Senior Vice President -
Chief Information Officer
54 33
Joined the Bank in 1993 as general auditor and promoted to CIO in 1997.
Previously, Ms. Salter was with Home Federal Bank, San Diego, California for
17 years and held various positions in information systems, auditing and accounting.
David S. Weiant
Senior Vice President -
Chief Lending Officer
50 27
Joined the Bank as SVP and CFO on November 1, 2000 and appointed
Secretary of the Corporation and the Bank in April 2003.  Effective
January 1, 2008, Mr. Ternes was appointed EVP and COO, while continuing to serve as the CFO and Corporate Secretary of the Bank and the Corporation.  Prior to joining the Bank, Mr. Ternes was the President,
CEO, CFO and Director of Mission Savings and Loan Association,
Riverside, California holding those positions for over 11 years.
Joined the Bank as SVP of Retail Banking on August 7, 2006. Previously,
Ms. Gonzales was with Bank of America, responsible for working with under-performing branches and re-energizing their business
development capabilities.  Prior to that she was with Arrowhead Central
Credit Union, responsible for 25 retail branches and oversaw their significant deposit growth.
Has been with the Bank since 1974 and has held his current positions at the Bank since 1991 and as President and Chief Executive Officer of the
Corporation since its formation in 1996.
Joined the Bank in 1988 and has served as President of the Provident Bank
Mortgage division since 1989. Mr. Gale has also served as a director of the
California Mortgage Bankers Association since 2002.
Joined the Bank as SVP and CLO on June 29, 2007. Prior to joining the
Bank, Mr. Weiant was a SVP of Professional Business Bank (June 2006 to
June 2007) responsible for commercial lending in the Los Angeles and
Inland Empire regions of Southern California. Prior to that, Mr. Weiant was EVP and Regional Manager of Southwest Community Bank (April
2005 to June 2006), SVP and Regional Manager of Vineyard Bank (2004
– 2005) and EVP and Branch Administrator of Business Bank of California
(2000 – 2004). Mr. Weiant has more than 25 years of experience with financial institutions including the last 11 years in senior management.

San Luis Obispo
Kern
San Bernardino
Santa Barbara
Ventura
Los Angeles
Orange
San Diego
Imperial

Provident Financial Holdings, Inc.

$1.5 billion in assets, as of 09/30/09
$932 million in deposits, as of 09/30/09
14 full-service branches
53 years serving the community
Provident Bank
Full Service Offices:
Blythe
Canyon Crest, Riverside
Corona
Corporate Office, Riverside
Downtown, Riverside
Hemet
La Sierra, Riverside
Moreno Valley - Heacock St.
Moreno Valley - Iris Plaza
Orangecrest, Riverside
Rancho Mirage
Redlands
Sun City
Temecula
Provident Bank Mortgage
Wholesale Offices:
Pleasanton
Rancho Cucamonga
Retail Offices:
Glendora
Indiana Ave., Riverside
Riverside Ave., Riverside
Pleasanton, Northern California
Franchise Overview

Franchise Overview
Largest independent community bank headquartered in Riverside County,
California
$1.5 billion in assets, as of 09/30/09
$932 million in deposits, as of 09/30/09
14 full-service branches
Sixth largest deposit market share in the Riverside-San Bernardino RMA and second among community banks
Strong mortgage banking operations
2009 fiscal year originations of $1.3 billion
Q1-2010 fiscal year originations of $492 million
Gross locked pipeline of approximately $200 million as of 09/30/09
Actively addressing and managing credit issues
Expanding customer base and markets within the Inland Empire Region of
Southern California

History of Strong Financial Performance
Pre-Tax, Pre-Provision Earnings ($mm) Net Interest Margin
Mortgage Banking Originations ($mm) Loan Sale Margin
$4,137
$6,405
$5,326
$9,110
$13,156
$8,561
$0
$2,000
$4,000
$6,000
$8,000
$10,000
$12,000
$14,000
Q4 '08 Q1 '09 Q2 '09 Q3 '09 Q4 '09 Q1 '10
$492
$617
$366
$169 $166
$114
$0
$1
$1
$0 $8
$21
$0
$100
$200
$300
$400
$500
$600
$700
Q4 '08 Q1 '09 Q2 '09 Q3 '09 Q4 '09 Q1 '10
Saleable Portfolio
2.93%
2.89%
2.70%
2.87%
2.99%
2.69%
2.50%
2.55%
2.60%
2.65%
2.70%
2.75%
2.80%
2.85%
2.90%
2.95%
3.00%
3.05%
Q4 '08 Q1 '09 Q2 '09 Q3 '09 Q4 '09 Q1 '10
0.59%
1.33%
1.33%
0.80%
0.72%
(0.32%)
0.82%
1.45%
1.42%
1.68%
1.18%
0.92%
(0.50%)
0.00%
0.50%
1.00%
1.50%
2.00%
Q4 '08 Q1 '09 Q2 '09 Q3 '09 Q4 '09 Q1 '10
Loan Sale Margin Loan Sale Margin, excl. Recourse Provision

Mortgage Banking Overview
We have enjoyed growing demand for our mortgage banking products over the last several quarters
The refinance market has augmented our business opportunities in the current rate environment
Locked Pipeline - AFS ($mm) PBM Purchase vs. Refinance
¹ Net of management’s estimate of commitments to extend credit which may not fund
$206
$160
$338
$77
$55
$45
$131
$105
$207
$46
$32
$23
$0
$50
$100
$150
$200
$250
$300
$350
$400
Q4 '08 Q1 '09 Q2 '09 Q3 '09 Q4 '09 Q1 '10
Gross Locked Pipeline Net Locked Pipeline (1)
39%
60%
56%
17% 17%
34%
61%
40%
44%
83%
83%
66%
0%
10%
20%
30%
40%
50%
60%
70%
80%
90%
100%
Q4 '08 Q1 '09 Q2 '09 Q3 '09 Q4 '09 Q1 '10
Refinance Purchase

Attractive Market Demographics
The Riverside and San Bernardino county markets offer appealing growth and income demographics
Five-Year
County Branches
Market
Rank
Deposits
in Market
($000)
Market
Share
(%)
Percent of
Franchise
(%)
Proj. Pop.
Change
(%)
Proj. HHI
Change
(%)
Riverside 13 6 902,867 4.42 88.2 16.1 7.0
San Bernardino 1 18 120,509 0.71 11.8 7.3 6.4
Provident Weighted Average 15.1 6.9
Aggregate: California 5.1 4.0
Aggregate: National 4.6 4.1
Source: SNL Financial

Deposit Composition
¹ Certain interest-bearing checking, savings, money market and time deposits require a minimum balance to earn interest
² Includes a single depositor with balances of $0 and $100.3 million at September 30, 2009 and 2008, respectively; and includes brokered deposits of
$19.6 million and $0 at September 30, 2009 and 2008, respectively
• LTM Weighted-Average
Interest Rate: 2.22%
• MRQ Weighted-Average
Interest Rate: 1.93%
Stable deposit base with reduced reliance on CD funding
Declining cost of deposits
Average cost of deposits for the quarter ended Sept. 30, 2009 was 1.93%, down from 2.85% for the quarter ended Sept. 30, 2008
Time >$100
28.6%
Non Int.-
Bearing
Checking
4.7%
Int.-Bearing
Checking
14.3%
Savings
18.5%
Money
Market
2.9%
Time <$100
31.0%
(Dollars in Thousands)
As of the Period Ended,
Category 9/30/09 9/30/08 Change
Checking deposits – non interest-bearing $43,476 $43,209 $267
Checking deposits – interest-bearing¹ 133,677 119,118 14,559
Savings deposits¹ 172,566 138,827 33,739
Money market deposits¹ 26,697 27,300 (603)
Time deposits:¹
Under $100 288,782 289,445 (663)
$100 and over² 266,723 337,898 (71,175)
Total deposits $931,921 $955,797

Credit Management Strategy
We have worked to recognize the credit challenges presented by our markets and are actively working to improve our asset quality
As of September 30, 2009, our loan loss reserve / loans held for investment stood at 4.97%
Actions Results
All Multi-Family and Commercial Business loans
have an annual internal asset review regimen
completed.  CRE loans $750,000 and larger
have an annual internal asset review regimen
completed.
Diligently complete reviews of Multi-Family, CRE
and Commercial Business loans.
Net loss on sale and operations of REO acquired
in the settlement of loans was $1.6 million in
LTM.
Establish appropriate specific valuation
allowances.
As of September 30, 2009, REO balance was
$12.7 million, never becoming higher than
$16.4 million in LTM. Also, 145 REOs were
disposed of while 161 REOs were obtained in
LTM.
Quickly dispose of REO.
As of September 30, 2009, Restructured Loans
were $52.0 million and 81% reflect a current
payment status.
Complete loan modifications on a case-by-case
basis.
$60.1 million loan loss provision in LTM while
net charge-offs have been $24.7 million in the
same period.
Aggressively build the loan loss reserve.

Loan Portfolio Composition
Consumer
0.1%
Commercial
business
0.7%
Single-family
mortgage
57.5%
Multi-family
mortgage
30.9%
Commercial
real estate
10.3%
Construction
0.4%
Other real
estate
0.1%
Loan Composition¹
¹ Gross loans held for investment, excludes $130.1 million of loans held for sale
² Southern California, other than the Inland Empire
3 Other California, excluding Southern California and the Inland Empire
Inland Empire
26.4%
Southern CA
58.9%
Other CA
13.5%
Other States
1.2%
Loan Composition by Geography
1 2 3

SCAP Analysis
The SCAP test estimates below are based on two-year cumulative loss assumptions established by indicative loss rates published by the Board of Governors of the Federal
Reserve System
¹ Loss severity rates based on the mid-points of the ranges established by the Supervisory Capital Assessment Program
(Dollars in Thousands)
Loss Severity¹ Total Loss
Balance as of 9/30/09 More More
Loan Type ($) (%) Baseline Adverse Baseline Adverse
First Lien Mortgages:
Prime $225,075 17.4% 2.0% 3.5% $4,501 $7,878
Alt-A 552,092 42.6% 8.5% 11.3% 46,928 62,110
Subprime 18,776 1.5% 17.5% 24.5% 3,286 4,600
Closed-End Junior Lien Mortgages 2,480 0.2% 19.0% 23.5% 471 583
HELOCs 1,602 0.1% 7.0% 9.5% 112 152
CRE:
Multi-Family 360,880 27.8% 5.0% 10.5% 18,044 37,892
Nonfarm, Non-Residential 119,639 9.2% 4.5% 8.0% 5,384 9,571
C&D 5,805 0.5% 10.0% 16.5% 581 958
C&I 8,362 0.6% 3.5% 6.5% 293 544
Credit Cards 0 0.0% 14.5% 19.0% 0 0
Other Consumer 1,329 0.1% 5.0% 10.0% 66 133
Other Loans 596 0.0% 3.0% 7.0% 18 42
Portfolio Totals $1,296,636 100.0% 6.1% 9.6% $79,684 $124,463

Strong Pro Forma Capital Position
¹ Based on fiscal year 2009 pre-tax, pre-provision net income
² Assumes gross proceeds of $40.0 million with underwriters' discount of 5.75% (at 6% for $37.5 million to public investors and 2% for $2.5 million to insiders and ESOP) and expenses of $302,000
(Dollars in Thousands)
Capital Position Impact Baseline More Adverse
Current Tangible Equity $108,903 $108,903
67,994 67,994
+ Excess Reserve (1.25% Threshold) 41,805 41,805
- SCAP Indicated Potential Cumulative Losses 79,684 124,463
Pro Forma Tangible Equity $139,018 $94,239
+ Non Common Equity Tier 1 Capital Elements (7,903) (7,903)
Total Tier 1 Capital $131,115 $86,336
Total Risk-Based Capital $141,965 $97,186
As of September 30, 2009
Pro Forma² Pro Forma²
w/ Baseline w/ More Adverse
Stand-Alone Pro Forma² Loss Scenario Loss Scenario
Tangible Common Equity / Tangible Assets 7.36% 9.64% 11.68% 8.99%
Tangible Equity / Tangible Assets 7.36% 9.64% 11.68% 8.99%
Core Capital Ratio 7.03% 9.32% 11.31% 8.36%
Tier 1 Risk-Based Ratio 11.89% 16.15% 18.99% 14.69%
Total Risk-Based Ratio 13.16% 17.41% 20.21% 15.97%
+ Pre-Tax Pre-Provision Net Income for Two Years
1

Credit Quality Overview
(Dollars in Thousands)
For the Quarter Ended,
9/30/09 6/30/09 3/31/09 12/31/08 9/30/08
Net charge-offs $4,638 $9,596 $6,316 $4,102 $3,111
% of average loans (annualized) 1.44% 2.81% 1.94% 1.24% 0.90%
Allowance for loan losses $58,013 $45,445 $42,178 $34,953 $22,519
% of gross portfolio loans 4.97% 3.75% 3.36% 2.69% 1.67%
% of non-performing loans 67.8% 63.3% 62.8% 76.2% 63.0%
Total non-performing loans $85,529 $71,818 $67,137 $45,848 $35,749
Real estate owned, net 12,693 16,439 13,861 11,115 8,927
Total non-performing assets $98,222 $88,257 $80,998 $56,963 $44,676
Restructured loans
1
$51,979 $40,871 $28,233 $19,598 $15,524
Non-performing loans / portfolio loans, net 7.72% 6.16% 5.53% 3.62% 2.70%
Non-performing loans / total assets 5.78% 4.55% 4.30% 2.96% 2.24%
Non-performing assets / total assets 6.64% 5.59% 5.18% 3.67% 2.80%
Restructured loans in non-performing loans
1
$36,281 $29,751 $20,927 $11,762 $7,144
Restructured loans ending up in pass category and
no longer disclosed as TDR $4,511 $0 $0 $0 $0
Restructured loans ending up in REO $173 $911 $817 $676 $0
1
Net of specific loan loss allowance.
1

Asset Quality
Non-Performing and Restructured Loans¹ Non-Performing Assets ($mm)
Consumer
0.0%
Commercial
business
1.3%
Single-family
mortgage
85.5%
Multi-family
mortgage
5.6%
Commercial
real estate
3.6%
Construction
2.5%
Other real
estate
1.4%
¹ Net of specific loan loss allowance
$32,548
$44,676
$56,963
$80,998
$88,257
$98,222
$0
$20,000
$40,000
$60,000
$80,000
$100,000
$120,000
Q4 '08 Q1 '09 Q2 '09 Q3 '09 Q4 '09 Q1 '10

Migration Analysis
Note:  Represents delinquencies in the Bank’s loans held for investment as of the dates indicated, gross of specific loan loss allowances, if any
(Dollars in Thousands)
As of the Period Ended:
September 30, 2009 June 30, 2009 March 31, 2009 December 31, 2008 September 30, 2008
30-89 Days Non-Performing 30-89 Days Non-Performing 30-89 Days Non-Performing 30-89 Days Non-Performing 30-89 Days Non-Performing
Single-family mortgage $12,170 $98,390 $9,192 $81,016 $10,237 $78,744 $9,019 $55,663 $5,225 $36,351
Multi-family 0 5,676 0 5,643 423 4,794 0 1,236 0 4,783
Commercial real estate 0 3,859 0 3,368 0 2,275 0 1,520 950 571
Construction 0 3,658 400 3,816 0 3,816 0 3,816 0 4,105
Other real estate 0 1,292 0 1,623 0 1,000 0 1,047 0 92
Commercial 0 1,807 0 1,809 149 619 0 587 0 59
Consumer 116 0 14 0 14 0 2 0 7 0
Total $12,286 $114,682 $9,606 $97,275 $10,823 $91,248 $9,021 $63,869 $6,182 $45,961

Historical Credit Loss and Allowance Allocation
Consumer
0.0%
Commercial
business
1.5%
Single-family
mortgage
85.8%
Multi-family
mortgage
6.3%
Commercial
real estate
3.6%
Construction
2.7%
Other real
estate
0.1%
Allowance By Loan Category
Management believes that the allowance can be allocated by category only on an approximate basis. The allocation of the allowance is based upon an asset classification matrix
(Dollars in Thousands)
For the Quarter Ended, For the Fiscal Year Ended,
9/30/09 6/30/09 3/31/09 6/30/09 6/30/08 6/30/07
Allowance at beginning of period $45,445 $42,178 $34,953 $19,898 $14,845 $10,307
Provision for loan losses 17,206 12,863 13,541 48,672 13,108 5,078
Recoveries:
Mortgage loans:
Single-family 28 5 44 160 188 0
Construction 35 44 21 115 32 0
Consumer loans 0 0 0 1 3 1
Total 63 49 65 276 223 1
Charge-offs:
Mortgage loans:
Single-family (4,567) (9,389) (6,350) (22,999) (6,028) (535)
Multi-family (132) 0 0 0 (335) 0
Commercial real estate 0 (104) 0 (104) 0 0
Construction 0 0 0 (73) (1,911) 0
Other 0 (149) (29) (216) 0 0
Consumer loans (2) (3) (2) (9) (4) (6)
Total (4,701) (9,645) (6,381) (23,401) (8,278) (541)
Net charge-offs (4,638) (9,596) (6,316) (23,125) (8,055) (540)
Allowance at end of period $58,013 $45,445 $42,178 $45,445 $19,898 $14,845

Loan Portfolio – Single-Family Mortgage
¹ Current loan balance in comparison to the original appraised value.
² At time of loan origination.
3 Other than the Inland Empire.
4 Other than the Inland Empire and Southern California.
As of 09/30/2009
2001 & Prior 2002 2003 2004 2005 2006 2007 2008 YTD 2009 TOTAL
Loan Balance (In Thousands) $11,416 $3,036 $24,799 $92,642 $211,138 $165,996 $106,142 $47,786 $1,473 $664,428
Weighted Avg. LTV (1) 50% 65% 71% 76% 72% 70% 73% 75% 64% 72%
Weighted Avg. Age
(In Years)
15.26 7.11 6.08 5.05 4.20 3.21 2.23 1.49 0.42 3.83
Weighted Avg. FICO (2) 695 697 723 721 731 742 733 743 756 733
Number of Loans 143 11 94 275 542 369 202 87 5 1,728
Geographic Breakdown (%)
Inland Empire 36% 34% 39% 31% 32% 29% 29% 25% 96% 30%
Southern California (3) 53% 66% 58% 63% 60% 53% 42% 48% 1% 55%
Other California (4) 7% 0% 3% 5% 7% 16% 28% 27% 3% 14%
Other States 4% 0% 0% 1% 1% 2% 1% 0% 0% 1%
100% 100% 100% 100% 100% 100% 100% 100% 100% 100%
Year of Origination

Loan Portfolio – Multi-Family
¹ Current loan balance in comparison to the original appraised value.
² At time of loan origination.
3 Other than the Inland Empire.
4 Other than the Inland Empire and Southern California.
As of 09/30/2009
2001 & Prior 2002 2003 2004 2005 2006 2007 2008 YTD 2009 TOTAL
Loan Balance (In Thousands)
Weighted Avg. LTV (1)
Weighted Avg. Debt Coverage Ratio (2)
Weighted Avg. Age
(In Years)
Weighted Avg. FICO (2)
Number of Loans
Geographic Breakdown (%)
Inland Empire
Southern California (3)
Other California (4)
Other States
100% 100% 100% 100% 100% 100% 100% 100% 100% 100%
Year of Origination
%
x
%
%
%
%
$1,975
29
2.58
14.65
720
7
78
22
0
0
%
x
%
%
%
%
$4,247
45
1.56
6.95
744
8
16
84
0
0
%
x
%
%
%
%
$18,401
57
1.43
6.11
732
31
5
87
8
0
%
x
%
%
%
%
$42,268
52
1.46
5.26
710
57
21
75
3
1
%
x
%
%
%
%
$58,933
54
1.29
4.24
711
94
8
64
27
1
%
x
%
%
%
%
$107,900
57
1.27
3.27
714
119
11
59
27
3
%
x
%
%
%
%
$103,333
57
1.25
2.23
701
123
3
83
14
0
%
x
%
%
%
%
$1,741
53
1.21
0.62
735
1
0
100
0
0
%
x
%
%
%
%
$20,081
56
1.28
1.32
763
23
8
91
1
0
%
x
%
%
%
%
$358,879
55
1.31
3.50
719
463
9
72
18
1

Loan Portfolio – Commercial Real Estate
¹ Current loan balance in comparison to the original appraised value.
² At time of loan origination.
3 Other than the Inland Empire.
4 Other than the Inland Empire and Southern California.
5 Comprised of the following: $29.1 million in Retail; $26.9 million in Office; $15.1 million in Light Industrial/Manufacturing; $12.1 million in Mixed Use;
$10.7 million in Medical/Dental Office; $6.4 million in Warehouse; $4.1 million in Restaurant/Fast Food; $3.7 million in Mini- Storage; $3.1 million in
Research and Development; $2.7 million in Mobile Home Parks; $1.9 million in Hotel and Motel; $1.8 million in Automotive – Non Gasoline; $1.3 million in Schools; and $819,000 in Other.
6 Consisting of $76.1 million or 63.6% in investment properties and $43.6 million or 36.4% in owner occupied properties.
As of 09/30/2009
2001 & Prior 2002 2003 2004 2005 2006 2007 2008 YTD 2009 TOTAL (5) (6)
Loan Balance (In Thousands) $3,268 $6,858 $13,424 $13,220 $20,727 $25,211 $22,659 $6,329 $8,023 $119,719
Weighted Avg. LTV (1) 38% 52% 47% 52% 50% 55% 56% 38% 67% 52%
Weighted Avg. Debt Coverage Ratio (2) 1.42x 1.45x 1.63x 2.23x 2.01x 2.45x 2.34x 1.74x 1.19x 2.03x
Weighted Avg. Age
(In Years)
14.68 7.21 6.27 5.20 4.20 3.18 2.25 1.43 0.40 4.02
Weighted Avg. FICO (2) 750 735 730 713 710 724 717 756 722 722
Number of Loans 11 5 22 22 25 30 26 12 2 155
Geographic Breakdown (%)
Inland Empire 78% 96% 51% 49% 72% 26% 45% 7% 80% 51%
Southern California (3) 19% 4% 49% 51% 28% 73% 47% 93% 0% 46%
Other California (4) 3% 0% 0% 0% 0% 1% 8% 0% 0% 2%
Other States 0% 0% 0% 0% 0% 0% 0% 0% 20% 1%
100% 100% 100% 100% 100% 100% 100% 100% 100% 100%
Year of Origination

Investment Portfolio
U.S.
government
sponsored
enterprise
debt securities
9.9%
U.S.
government
agency MBS
60.5%
U.S.
government
sponsored
enterprise
MBS
26.8%
Private issue
CMO
2.8%
Recent activity: Sold $55 million of MBS for a gain of $1.9 million in the quarter ended September 30, 2009
Weighted average coupon yield: 4.06% as of 09/30/09
Ratings: AAA

Investment Highlights
Severe dislocation in existing market areas provides opportunity to capture greater market share and opportunistically expand our business
Largest independent community bank headquartered in Riverside county with a significant and growing market share
Scalable mortgage banking platform supplements profitability and diversifies income stream
Substantial ownership by management and board
Appealing long-term market demographics despite current conditions
Attractive valuation